4201 Connecticut Avenue, N.W. Suite 407 Washington, D.C. 20008 (202) 609-7756 www.arielway.com	Investor Relations Contact Information Phone: (202) 609-7756 E-mail: info@arielway.com

Ariel Way, Inc. Appoints CFO

Washington, DC, November 30, 2010 -- Ariel Way, Inc., (PK: AWYI) www.arielway.com a technology and services company for highly secure global communications, multimedia including digital signage solutions and associated technologies, today announced that Dean Schauer has been appointed as CFO.

Arne Dunhem, Ariel Way Chairman, President, and CEO of Ariel Way said, “We are pleased to finally have a CFO that can assist us in becoming fully compliant with the SEC again.” Arne Dunhem also said, “Dean Schauer has extensive experience in accounting and finance from both public and private companies and his initial task will be to complete and file all our quarterly and annual reports that were previously not filed with SEC. He will then perform all duties that are expected from a CFO”

Dean Schauer has over 26 years of executive-level financial management experience gained in a wide range of public and private companies. From March 2006 to the present, he has been the Chief Executive Officer of Reliant Financial Consulting, an accounting and financial consulting company. From July 1998 to March 2006 he was the Managing Partner of Enterprise Financial Consulting. From April 1990 to July 1998, he served as the Assistant Vice President of Global Accounting for Global One, a global joint venture between Sprint, France Telecom, and Deutsche Telekom. From April 1988 to April 1990, he was the Financial Reporting Manager for Planning Research Corporation.  From January 1984 to April 1988, he served as an Audit Senior for Ernst & Young. Mr. Schauer received a Bachelor of Arts degree from Texas A&M University. He is a Certified Public Accountant.

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's latest Form 10-KSB for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.